SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Flagstar Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 29, 2004

Dear Stockholder:

We invite you to attend the 2004 Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on June 1, 2004 at 1:00 p.m., local time.

The Annual Meeting has been called for the election of directors and the conduct of incidental matters. Enclosed are a proxy statement, a proxy card and the Annual Report to Stockholders for 2003. Directors and officers of the Company as well as representatives of Grant Thornton LLP, the Company’s independent auditors for 2003, will be present to respond to any questions the stockholders may have.

Your vote is important regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Thank you for your cooperation and continuing support.

Sincerely,

/s/ THOMAS J. HAMMOND

Thomas J. Hammond
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS
CODE OF BUSINESS CONDUCT AND ETHICS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
SUMMARY COMPENSATION TABLE
REPORT OF THE COMPENSATION COMMITTEE
FLAGSTAR BANCORP, INC. 5151 Corporate Dr. Troy, Michigan 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2004
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Tuesday, June 1, 2004 at 1:00 p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	to elect seven directors to the Board of Directors to hold office for a term of two years and until their successors shall have been duly elected and qualified;

2.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record on April 16, 2004, will be entitled to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY RUEDISUELI

Mary Kay Ruedisueli
Secretary

Troy, Michigan

April 29, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2004

General

This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of Flagstar Bancorp, Inc. They will be used at the 2004 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on Tuesday, June 1, 2004 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders on or about April 29, 2004.

Voting and Revocability of Proxies

If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the seven nominees as directors of the Company. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Restated Articles of Incorporation. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting.

Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder’s proxy.

Outstanding Voting Securities

The securities that may be voted at the Annual Meeting consist of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Each share entitles its owner to one vote on all matters. April 16, 2004 (the “Record Date”) has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was 60,832,493.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing such ownership. The following table sets forth, as of year-end, certain information as to the Common Stock beneficially owned by any person or group of persons who are known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

Name of	Amount and nature of	Percent of Common
Owner	Ownership(a)	Stock Outstanding

Thomas J. Hammond(b)	11,809,926	19.5%
Janet G. Hammond(c)	4,333,106	7.1
Mark T. Hammond(d)	4,727,986	7.8
Catherine H. Rondeau(e)	3,954,630	6.5
Carrie C. Langdon(f)	3,725,630	6.1

(a)	Does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan.

(c)	Janet G. Hammond is the wife of Thomas J. Hammond.

(d)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan. Mark T. Hammond is the son of Thomas J. Hammond.

(e)	Catherine H. Rondeau is the daughter of Thomas J. Hammond.

(f)	Carrie C. Langdon is the daughter of Thomas J. Hammond.

The following table sets forth, as of December 31, 2003, certain information known to the Company as to the Common Stock beneficially owned by each director and executive officer of the Company and the Bank and by all directors and executive officers of the Company and the Bank and affiliates as a group.

	Number of	Percent	Vested Option	Beneficial	Percent
Name and Position	Shares(a)(c)	of Class	Shares(b)	Shares	of Total

Thomas J. Hammond, Chairman of the Board	11,809,926	19.5%	630,750	12,440,676	20.2%
Mark T. Hammond, Vice Chairman of the Board	4,727,986	7.8	254,188	4,982,174	8.1
Charles Bazzy, Director	43,114	*	10,312	53,426	*
Michael W. Carrie, Director and Chief Financial Officer	139,844	*	10,082	149,926	*
James D. Coleman, Director	14,415	*	10,312	24,727	*
Richard S. Elsea, Director	2,250	*	—	2,250	*
Kirstin A. Hammond, Director	45,109	*	—	45,109	*
David V. Johnson, Director	—	*	—	—	*
Michael Lucci, Sr., Director-Nominee	—	*	—	—	*
Frank D’Angelo, Director-Nominee	—	*	—	—	*
Robert Dewitt, Director-Nominee	—	*	—	—	*
John R. Kersten, Director	—	*	10,312	10,312	*
C. Michael Kojaian, Director	—	*	10,312	10,312	*
Robert O. Rondeau, Jr., Director	91,122	*	5,600	96,722	*
Mary Kay Ruedisueli, Director of the Bank	76,134	*	—	76,134	*
Catherine H. Rondeau	3,954,630	6.5		3,954,630	6.4
Carrie C. Langdon	3,725,630	6.1		3,725,630	6.0
Janet G. Hammond	4,333,106	7.1		4,333,106	7.0
All directors and affiliates as a group	28,963,266	47.7%	941,868	29,905,134	48.5%
Total shares outstanding	60,675,169			61,617,037

*	Less than 1.0%

(a)	Based on information provided by the respective director, affiliate, or executive officer. The amounts shown include shares owned jointly with family members with whom the person shares voting and dispositive powers, or as custodian or trustee over which shares the person effectively exercises voting and dispositive powers. These amounts also include certain shares held in the person’s Savings and Investment Plan account, as of December 31, 2003, with respect to which the person has sole dispositive power and shared voting rights with the Plan’s trustees.

(b)	These amounts are shares vested and acquirable at December 31, 2003 under the Option Plan.

(c)	Does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is currently composed of eleven members. The Board has nominated for election as directors, Thomas J. Hammond, Charles Bazzy, Michael Lucci, Sr., Frank D’Angelo, Mark T. Hammond, Kirstin A. Hammond and Robert DeWitt. Three nominees for the Board, Michael Lucci, Sr., Frank D’Angelo, and Robert DeWitt, have not previously served on the Board. As of and after the Annual Meeting, the Board will be composed of a majority of independent directors, as defined by the applicable SEC and NYSE rules and regulations.

Under Michigan law, directors are elected by a plurality of the votes, present in person or by proxy, and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The Board of Directors recommends a vote “FOR” election as directors of all of the nominees listed below.

The following table sets forth, for the nominee and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term as a director of the Company, if applicable.

	Age as	Year	Current
	of the	First Elected	Term
	Record	Director of	to
Name	Date	the Company	Expire

Board Nominee for Terms to Expire in 2005
Mark T. Hammond	39	1993	2004	(1)
Board Nominee for Terms to Expire in 2006
Thomas J. Hammond	60	1993	2004
Kirstin A. Hammond	38	2002	2005	(1)
Charles Bazzy	74	2002	2004
Michael Lucci, Sr.	64	—	—
Robert W. DeWitt	64	—	—
Frank D’Angelo	60	—	—
Directors Continuing in Office
Michael W. Carrie	49	1997	2005
Robert O. Rondeau, Jr.	38	2002	2005
James D. Coleman	57	1993	2005
Richard S. Elsea	74	1997	2005

(1)	To ensure appropriate Board access to senior management experience in each of the two classes of the Board, Kirstin Hammond will resign her Board seat, effective at the Annual Meeting, to stand for election as director with a term to expire in 2006. Further, Mark Hammond, whose term expires at the Annual Meeting, will stand for election to fill the vacancy created by Mrs. Hammond’s resignation for a term to expire in 2005.

The following sets forth the business experience of each director and nominee of the Company.

Thomas J. Hammond has served as Chairman of the Board of Directors since 1993. Mr. Hammond founded Flagstar Bank, fsb in 1987 and in the past has held the titles of President and Chief Executive Officer.

Mark T. Hammond has served as Vice Chairman of the Board of Directors since 1993. Mr. Hammond also serves as President and Chief Executive Officer. Mr. Hammond is the son of Thomas J. Hammond, the Chairman of the Board.

Charles Bazzy has served as a director since 2002. Mr. Bazzy has served as a director of the Bank since 1987. He retired from Ford Motor Company where he served as a Product Development Manager for 33 years.

Michael W. Carrie has served as a director since 1997. Mr. Carrie also serves as the Executive Director, Treasurer and Chief Financial Officer.

Dr. James D. Coleman has served as a director of the Company since 1993. Dr. Coleman has served as a director of the Bank since 1987. He is a retired physician.

Richard S. Elsea has served as a director since 1997. Mr. Elsea is President and Owner of Real Estate One, Michigan’s largest real estate sales organization.

Kirstin A. Hammond has served as director since 2002. She also serves as an Executive Director of the Company and the Bank. Mrs. Hammond has been employed by the Bank since 1991. Mrs. Hammond is the wife of Mark T. Hammond, the President, Chief Executive Officer, and Vice Chairman of the Board of Directors and the daughter-in-law of Thomas J. Hammond, the Chairman of the Board.

Michael Lucci, Sr. retired from his position as the President and Chief Operating Officer of Bally’s Total Fitness Corporation in 1996. Mr. Lucci is a commercial real estate investor and operator of multiple franchised restaurants.

Frank D’Angelo is the owner and President of Century 21 Hartford South, Inc., a real estate brokerage firm he founded in 1972.

Robert W. DeWitt serves as the President of DeWitt Building Co. Mr. DeWitt has been in the home building and remodeling business for 41 years.

Robert O. Rondeau, Jr. has served as director since 2002. He also serves as an Executive Director of the Company and the Bank. Mr. Rondeau has been employed by the Bank since 1995. Mr. Rondeau is the son-in-law of Thomas J. Hammond, the Chairman of the Board.

MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

The Board of Directors generally meets on a monthly basis, or as needed. During the year ended December 31, 2003, the Company’s Board of Directors met 12 times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 2003, and (ii) the total number of meetings held by all committees of the Board on which that director served, except that Mr. Kojaian only attended 66.7% of the total of such meetings during 2003 due to conflicting business schedules.

The Company does not have a policy regarding director attendance at the annual meeting of stockholders, but the Company encourages directors to attend every annual meeting. Seven out of eleven of the Company’s directors attended the annual meeting of stockholders held on May 5, 2003.

Nominating/ Corporate Governance Committee

During 2003, the Company’s Nominating Committee consisted of directors Charles Bazzy, James D. Coleman, and John R. Kersten. The Nominating Committee did not meet in 2003, but met once in 2004.

On February 24, 2004, the Board of Directors adopted the new Nominating/ Corporate Governance Committee’s charter, which is attached in Appendix A and is also available on the Company’s website, www.flagstar.com. The Nominating/ Corporate Governance Committee serves as the successor to the Nominating Committee.

While the Nominating/ Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “Stockholder Proposals” on page 21. The Nominating/ Corporate Governance Committee will consider all directors candidates properly submitted by Company stockholders in accordance with the Company’s Restated Articles of Incorporation, Bylaws and Corporate Governance Guidelines.

Among other things, the Nominating/ Corporate Governance Committee is responsible for reviewing with the Board annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines, which the Board adopted on February 24, 2004 and are attached hereto as Appendix B.

In considering director nominees, the Nominating/ Corporate Governance Committee does not use third party search firms to assist in this purpose. The general criteria for nomination to the Board set forth the traits, abilities and experience that, at a minimum, the Board looks for in determining candidates for election to the Board.

•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to the Chief Executive Officer based on that experience and expertise.

•	Other important factors to be considered in seeking directors include current knowledge and contacts in the Company’s industry and other industries relevant to the Company’s business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	A substantial majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent the interests of the Company’s shareholders and other constituencies.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that the Board of Directors is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

The Nominating/ Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the annual meeting of stockholders. The Board is responsible for making interim appointments of directors in accordance with the Company’s Restated Articles of Incorporation and Bylaws.

Compensation Committee

During 2003, the Company’s Compensation Committee consisted of directors James D. Coleman and C. Michael Kojaian. The Compensation Committee met five times in 2003. The Compensation Committee meets periodically to establish policies that govern executive compensation and to recommend to the Board components and structure of the compensation plans for executive officers of the Company. A copy of the Compensation Committee’s charter, which was adopted by the Board on February 24, 2004, is attached in Appendix C.

Audit Committee

During 2003, the Company’s Audit Committee consisted of directors Charles Bazzy, Richard S. Elsea, and John R. Kersten. The Audit Committee met six times in 2003. The Board has determined that Charles Bazzy qualifies as a Company “audit committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined pursuant to the rules of the NYSE.

The Audit Committee is responsible for reviewing the Company’s audit programs and the activity of the Company’s wholly-owned subsidiary, Flagstar Bank, fsb. The committee oversaw the quarterly regulatory reporting process, oversaw the internal compliance audits as necessary, received and reviewed the results of each external audit, reviewed management’s responses to auditors’ recommendations, and reviewed management’s reports on cases of financial misconduct by employees, officers or directors. The Company’s Board of Directors recently adopted an amended and restated charter for the Audit Committee, a copy of which is attached in Appendix D, to reflect changes to its existing charter as a result of the Sarbanes-Oxley Act of 2003, related SEC rules and NYSE requirements.

The Audit Committee has adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent auditor and confirm that such services do not impair the auditor’s independence. Among other things, the Pre-Approval policy provides that unless a service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2003, 100% of Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

Executive Sessions of Non-Management Directors

All Company non-management directors meet in executive session at least four times per year. The Board will annually designate the lead non-management director, or Lead Director, to chair the executive sessions. In 2004, Charles Bazzy has been designated the Lead Director.

CODE OF BUSINESS CONDUCT AND ETHICS

On February 24, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”) that applies to actions the employees, officers and directors of the Company. Among other things, the Code requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, reporting of illegal or unethical behavior. Further, the Code provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code is attached in Appendix E.

Director Compensation

Non-Employee directors received a monthly fee of $1,600 for attendance at each board meeting. Non-Employee directors are also reimbursed for reasonable travel expense incurred in connection with board and committee meetings.

During 2003, non-employee board members received a $9,000 year-end bonus. Directors do not receive any additional compensation for serving on committees. All directors are eligible to participate in the 1997 Option Plan.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

3.	Reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s “Standard Number 1”, and discussed with the independent auditors any relationships that may impact the auditor’s objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Members of the Audit Committees:

/s/ CHARLES BAZZY Charles Bazzy Director Flagstar Bancorp, Inc.	/s/ JOHN R. KERSTEN John R. Kersten Director Flagstar Bancorp, Inc.	/s/ RICHARD S. ELSEA Richard S. Elsea Director Flagstar Bancorp, Inc.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

The following tables set forth information with respect to the compensation paid or accrued by the Company during the last three years ended December 31, 2003, to or on behalf of each executive officer, in all capacities in which they served:

SUMMARY COMPENSATION TABLE

					Value of
		Salary	Incentive	Officer	Stock Grants
Name and Principal Position(s)	Year	(1)(2)	Compensation	Bonus	Issued

Thomas J. Hammond	2003	$405,308	$2,000,000	—	$665,480
Chairman of the Board	2002	364,000	1,329,605	—	475,992
	2001	600,000	1,000,000	$480,000	—
Mark T. Hammond	2003	628,781	2,500,000	—	799,590
Vice Chairman and Chief	2002	628,781	1,385,651	—	544,004
Executive Officer and President	2001	448,292	1,000,000	250,000	—
Michael W. Carrie	2003	336,185	355,000	—	94,960
Executive Director,	2002	271,076	181,333	—	67,993
Chief Financial Officer,	2001	260,650	—	140,000	—
and Treasurer
Kirstin A. Hammond	2003	292,995	250,000	—	52,740
Executive Director	2002	229,892	136,000	—	45,342
	2001	216,486	—	106,000	—
Robert O. Rondeau, Jr.	2003	273,316	250,000	—	52,740
Executive Director	2002	216,807	136,000	—	45,342
	2001	208,469	—	144,000	—

(1)	Does not include 401k matching contributions, car allowance, car usage, country club dues, and miscellaneous other. The amount of such benefits in 2003, 2002 and 2001 received by the named executive officers did not exceed the lesser of $50,000 or 10% of the respective executive’s annual salary and bonus.

(2)	In 2003, the Company discontinued its split dollar life insurance benefit for its executives. In dissolving the program, the individual executive was issued the policy and the Company’s basis in the policy was included in the distribution. The Company distributed to Thomas J. Hammond, Mark T. Hammond, Michael W. Carrie, Kirstin A. Hammond, and Robert O. Rondeau, Jr., totaled $1,114,791, $477,272, $509,670, $171,532, and $137,224, respectively.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company’s Option Plan to the persons named in the Summary Compensation Table set forth above.

				% of Total
			Number of	Options		Grant Date
			Options	Granted in	Exercise Price	Present
	Year		Granted(a)	Year Granted	($ per share)	Value(c)

Thomas J. Hammond	2003	(b)	—	—	—	—
	2002	(b)	249,946	12.2%	$12.27	$749,823
	2002		300,000	14.6	11.80	1,369,500
	2001		198,000	17.5	5.01	396,700
Mark T. Hammond	2003	(b)	145,144	55.1	22.68	870,864
	2002	(b)	290,288	14.1	12.27	870,864
	2002		380,000	18.5	11.80	1,734,700
	2001		558,000	49.4	5.01	1,028,700
Michael W. Carrie	2003	(b)	27,322	10.4	22.68	163,932
	2002	(b)	54,644	2.7	12.27	163,932
	2002		50,000	2.4	11.80	228,250
	2001		30,600	2.7	5.01	61,300
Kirstin A. Hammond	2003	(b)	18,120	6.9	22.68	109,260
	2002	(b)	36,420	1.8	12.27	109,260
	2002		40,000	2.0	11.80	182,600
	2001		22,500	2.0	5.01	45,100
Robert O. Rondeau, Jr.	2003	(b)	18,120	6.9	22.68	109,260
	2002	(b)	36,420	1.8	12.27	109,260
	2002		40,000	2.0	11.80	182,600
	2001		22,500	2.0	5.01	45,100

(a)	Options granted under the Option Plan are both incentive and non-incentive stock options (as defined by applicable provisions of the Internal Revenue Code of 1986, as amended) with an exercise price equal to the fair market value at the time of issuance. All options issued under the Plan vest over a period of years from the grant date.

(b)	These options were issued as part of the executive’s total compensation package for the indicated year as dispensed by the Compensation Committee. The agreements for these option shares were actually distributed after the completion of the calendar year. The prior year options were issued by the Option Committee.

(c)	Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the options granted, the following assumptions were utilized: (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis was 4.1%, 6.2%, and 5.6%, (ii) expected volatility of the underlying Common Stock was 44.3%, 50.0%, and 31.4%; (iii) expected lives of the options granted were 5, 5, and 3 years; and (iv) dividends on the underlying Common Stock increased at an annual rate of 1.6%. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

Year-end stock option values. The following table sets forth information concerning the amount of stock options held by the named executive officers at December 31, 2003 and their value at that date.

	Unexercised	Value of Unexercised
	Options	Options(1)
Name	(Vested/Not Vested)	(Vested/Not Vested)

Thomas J. Hammond	630,750/249,946	$9,171,420/$10,197,016
Mark T. Hammond	254,188/1,331,296	3,625,355/18,714,509
Michael W. Carrie	10,082/148,848	96,989/1,894,193
Kirstin A. Hammond	/103,545	—/1,292,827
Robert O. Rondeau, Jr.	5,063/103,545	53,872/1,292,827

(1)	Represents the difference between the fair value of the options underlying the Common Stock at year-end and the exercise price of the options.

Employment Agreements. In 1997, the Company entered into separate employment agreements pursuant to which Thomas J. Hammond serves as Chairman, Mark T. Hammond serves as President and Chief Executive Officer, and Michael W. Carrie serves as Executive Director and Chief Financial Officer. In 2001, the Company entered into employment agreements pursuant to which Robert O. Rondeau, Jr. serves as Executive Vice President and Kirstin A. Hammond serves as Executive Vice President. In such capacities, the above mentioned senior executives are responsible for overseeing all operations of the Company and for implementing the policies adopted by the Board of Directors of the Company. All such employment agreements are referred to herein collectively as the “Employment Agreements” and all persons who have entered into such Employment Agreements are referred to herein as the “Employees.”

The Board of Directors of the Company each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career, providing them with a limited form of financial security while committing such persons to future employment for the term of their respective agreements. In the event that any Employee prevails over the Company in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.

The term of the agreements are three years. The agreements provide for an annual base salary. On each anniversary date from the date of commencement of the Employment Agreements, the term of the Employee’s employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation, and sick leave.

The Employment Agreements terminate upon the Employee’s death or disability, and are terminable by the Company for “just cause” as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Company terminates the Employee without just cause, the Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee’s Employment Agreement, plus an additional 12-month period, and, at the Employee’s election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to

Employment Agreements (cont’d)

participate in through the Employment Agreement’s expiration date or continued participation in such benefit plans through the agreement’s expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee’s “disability” (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits for up to 180 days following such termination. In the event of the Employee’s death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee’s death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days’ written notice to the Board of Directors, in which case the Employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.

The Employment Agreements contain provisions stating that in the event of the Employee’s involuntary termination of employment in connection with, or within one year after, any change in control of the Company, other than for “just cause,” the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company’s voting stock, the control of the election of a majority of the Company’s directors, or the exercise of a controlling influence over the management or policies of the Company. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Company. The amount determined using the foregoing formula would also be paid (a) in the event of an Employee’s involuntary termination of employment within 30 days following a change in control, or (b) in the event of the Employee’s voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee’s base compensation as then in effect, (iii) the failure of the Company to continue to provide the Employee with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Company, (v) a material reduction in the Employee’s authority and responsibility, and (vi) in the case of an employee who is also a director, the failure to re-elect the Employee to the Company’s Board of Directors. The aggregate payments that would be made to Messrs. Thomas J. Hammond, Mark T. Hammond, Carrie, and Rondeau and Mrs. Hammond, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 2003, would be approximately as follows: Mr. Thomas J. Hammond — $8.4 million; Mr. Mark T. Hammond — $8.6 million; Mr. Carrie — $2.2 million; Mrs. Kirstin Hammond — $1.5 million; Mr. Robert O. Rondeau, Jr. — $1.5 million.

Employee Stock Acquisition Plan. The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan (“Purchase Plan”), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan enables the Company to

Employee Stock Acquisition Plan (cont’d)

offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.

The Purchase Plan is administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors are eligible to participate.

Under the Purchase Plan, eligible participants are to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. Reimbursement for total purchases in any one year is limited to 7% of the employee’s gross income from the Company in the prior calendar year. Costs related to the sale of such shares are borne by the individuals. Participants must sign a statement acknowledging that they are aware of the condition of the Purchase Plan that the shares purchased may not be sold for a period of one year.

Participants are entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan was not designed to comply with the requirements of Section 423 of the Code with respect to “employee stock purchase plans.” As a result, participants in the Purchase Plan are taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are deductible as an expense by the Company.

Incentive Compensation Plan. The Company has also implemented the Flagstar Bancorp, Inc. 1997 Incentive Compensation Plan (the “Incentive Compensation Plan”) which is unfunded and as to which benefits are payable only in the form of cash from the Company’s general assets. The purposes of the Incentive Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.

The Incentive Compensation Plan is administered by the Company’s Compensation Committee. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. Directors who are not employees may not participate in the Incentive Compensation Plan.

Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a predetermined amount adjusted by a mathematical formula that reflects aspects of the Company’s results for that year. However, the Incentive Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a “well-capitalized” institution. For 2003, the Incentive Compensation Plan provided for bonuses to be tied to return on equity, deposit growth, net interest margin, and the volume of loan originations.

Only Messrs. Thomas and Mark Hammond were participants in this plan during 2001. During 2002 and 2003, all of the five named executives were participants in the plan.

Deferred Compensation Plan. The Company maintains a 401(k) plan for its employees. Under the plan, eligible employees may contribute up to 60% of their annual compensation up to a maximum of $12,000 annually. The Company currently provides a matching contribution up to 3% of an employee’s annual compensation up to a maximum of $6,000. Participants that meet certain criteria are able to catch-up their contributions up to a maximum of $14,000 annually. The Company’s contributions vest at a rate such that an employee is fully vested after five years of service. The Company’s contributions to the plan for the years ended December 31, 2003, 2002, and 2001 were approximately $3.5 million, $3.1 million, and $1.6 million, respectively. The Company may also make discretionary contributions to the plan; however, none has been made.

The Company offers a deferred compensation plan to employees. The deferred compensation plan allows employees to defer up to 25% of their annual compensation and directors to defer all of their compensation. Funds deferred remain the property of the Company. The Company has invested $5.2 million in Company Owned Life Insurance (“COLI”) in order to offset its liability in its deferred compensation program. At December 31, 2003, the Company had a deferred liability to the participants of the compensation plan totaling $5.5 million.

Whole Life Insurance Policy. The Company has paid the premiums of variable whole life insurance policies that were available to all officers of the Company. The beneficiary of each such policy was the estate of the officer, except that the Company was the beneficiary to the extent of all premiums paid by the Company for such policy.

In 2003, the Company ceased to offer this benefit to its officer employee group. The Company collapsed its portion of the equity-vested position in the policies by giving the policies to the insured employee. The distribution was treated as a taxable event for each officer employee.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

The Company’s executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company’s Compensation Committee (the “Committee”). During 2003, the Committee was comprised of Directors James D. Coleman and C. Michael Kojaian.

Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company’s Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company’s long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company’s compensation plans are essential to the Company’s desire to attract and retain qualified management. For 2003, the Committee considered and determined the compensation for each of the executive officers stated above. In both 2002 and 2003, the Committee utilized the services of Clark/ Bardes Consulting as a consultant in determining appropriate compensation levels for the executive officers.

Executive Compensation Programs

Within this overall purpose, the Committee has determined that the Company’s executive compensation program should have the following primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved Option Plan and restricted stock awards under the stockholder-approved Stock Incentive Plan and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company’s operating results.

Base Compensation. The Committee has determined that the base compensation for the Company’s executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.

Incentive Compensation. The Company has adopted the Incentive Plan, which relies on the specific performance of the Company each year compared with benchmark performance levels of returns on assets and equity, the interest margin, deposit growth, and loan origination volume, all considered in relation to the annual forecasted goals of the Company. Incentive compensation under the Incentive Plan is issued in the form of cash, the amount of which is generally based upon a mathematical formula.

Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company’s executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the Option Plan and the Purchase Plan.

Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer’s responsibility, performance and salary level. The value of these options, which become exercisable after a prescribed vesting period are issued for a ten year term including the vesting period.

In addition, in June 2000, the Company’s Board of Directors adopted the Flagstar Bancorp Stock Incentive Plan. This plan allows the distribution of stock as compensation to the employee or director. The distributed stock is issued after an initial vesting period and the employee is taxed on the distribution at the then fair market value.

Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.

Compensation of the Chief Executive Officer

As Chief Executive Officer, Mark T. Hammond’s base salary is reviewed annually by the Committee in accordance with the procedures and policies described above. Since the Company’s executive compensation plans discussed previously are for the most part linked to the Company’s performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are the other executive officers.

The Committee believes that Mr. Hammond’s total compensation for 2003 appropriately reflected his contribution to the Company’s financial results.

COMPENSATION COMMITTEE

/s/ James D. Coleman,

James D. Coleman,
Chairman
Director
Flagstar Bancorp

/s/ C. Michael Kojaian

C. Michael Kojaian
Member
Director
Flagstar Bancorp

Option and Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company reviews the compensation of the executive officers and, in 2003, was comprised of James D. Coleman and C. Michael Kojaian.

No member of the Option and Compensation Committee engaged in transactions with the Company or any subsidiary involving more than $60,000 during the year ended December 31, 2003, or otherwise rendered services to the Company through a law firm or investment banking firm.

No executive officer of the Company, at any time during 2003, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company’s Compensation Committee or as a director of the Company.

Cumulative Stock Performance Graph

The graph and table that follow show the cumulative return on the Common Stock since December 31, 1998. This return is compared in the table and graph with the cumulative return over the same period with the following three indices: (1) the Nasdaq Financial 100 Index (2) the Nasdaq Bank Index, (3) the S&P Small Cap 600 Index, and (4) the Russell 2000 Index. The graph and table were prepared assuming that $100 was invested on December 31, 1997 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the four indices equals the total increase in value since December 31, 1998. No reinvestment of dividends has been assumed due to immaterial amounts paid. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDICES
DECEMBER 31, 1998 THROUGH DECEMBER 31, 2003

Index	12/98	6/99	12/99	6/00	12/00	6/01	12/01	6/02	12/02	6/03	12/03
Nasdaq Financial	100	146	130	97	94	100	92	82	75	97	127
Nasdaq Bank	100	102	92	81	105	115	116	131	121	134	158
S&P Small Cap	100	105	112	119	124	131	131	131	111	125	153
Russell 2000	100	109	120	123	115	122	116	110	91	106	132
FBC	100	97	66	31	96	80	115	199	186	421	369

Certain Transactions

The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. The following business transactions were conducted in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

•	Mr. Michael Lucci, Sr. has been nominated for election to the board of directors.

Mr. Lucci’s daughter-in-law, Rebecca Lucci, is a Senior Vice President in the Human Resources department of the Company.

•	Mr. Richard Elsea is a member of the Company’s Board of Directors and the Company’s Audit Committee. Mr. Elsea is the owner of John Adams Mortgage Company, a mortgage origination firm that sells mortgage loans to the Company.

John Adams Mortgage sold $1.6 million in mortgage loans to the Company during 2003.

•	Mr. John Kersten served as a member of the Company’s Board of Directors and the Company’s Audit Committee during 2003. Mr. Kersten is the owner of Cambridge Mortgage Company, a correspondent of the Company.

Cambridge Mortgage sold $230.8 million in mortgage loans to the Company during 2003.

Cambridge Mortgage is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Cambridge Mortgage has an approved line of credit of $20.5 million at December 31, 2003. The average amount outstanding during 2003 was $11.7 million, with a high balance of $26.8 million and a balance at December 31, 2003, of $5.7 million. During 2003, Cambridge utilized this line 1,914 times. Mr. Kersten has personally guaranteed this line of credit.

Mr. John Kersten and Town and Country Real Estate Company are also joint guarantors on a $600,000 commercial line of credit that had an average outstanding balance during 2003 of $596,021. The outstanding balance of this loan at December 31, 2003, was $599,730.

•	During 2003, the Company disbursed $51,761 to its legal representatives in order to attend to matters covered in the Stockholders Rights Agreement dated May 7, 1997. These fees were paid for services provided to Mr. Thomas J. Hammond, Mr. Mark T. Hammond, Mrs. Carrie Langdon, and Mrs. Catherine Rondeau. These services were for the most part required for stock registration in stock sales transactions.

•	Mr. Robert O. Rondeau, Jr. is an Executive Director of the Company. During 2003, the Company engaged in certain transaction with Select Financial, a Rhode Island mortgage company owned by Robert and Marie Rondeau, the parents of Mr. Rondeau.

Select Financial is a correspondent of the Company and sold $123.6 million in mortgage loans to the Company during 2003.

Select Financial is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Select Financial has an approved line of credit of $10.3 million at December 31, 2003. The average amount outstanding during 2003 was $4.2 million, with a high balance of $11.1 million and a balance at December 31, 2003, of $0.7 million. During 2003, Select Financial utilized this line 809 times. Robert and Marie Rondeau have personally guaranteed this line of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that all transactions that occurred during the year ended December 31, 2003 were satisfactorily reported, except (i) one filing by Mr. David V. Johnson, a former director of the Company, who inadvertently failed to file on a timely basis a Form 3 with respect to his holdings of Company stock as of November 26, 2002, the date he became a director of the Company, and (ii) one filing by each of the reporting directors and executive officers of the Company, who inadvertently failed to file on a timely basis a grant of stock options on March 18, 2003 which were subsequently reported on Form 5 in 2004.

Independent Auditors

Grant Thornton LLP served as the Company’s independent auditors for the year ended December 31, 2003. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

The Sarbanes-Oxley Act of 2002 requires that the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. The Audit Committee appointed Grant Thornton LLP to serve as independent auditors to conduct an audit of the Company’s financial statements for 2004.

     Audit Fees

Aggregate fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2003, and the review of financial statements included in the quarterly form 10-Q filed with the Securities and Exchange Commission for that year were $425,000. Fees billed in 2002 totaled $311,099 for audit services.

     Other Fees

Aggregate fees billed for assurance and related services by Grant Thornton LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements for 2003 and 2002 were $37,735 and $173,275, respectively. These services included fees for the audit of our 401k plan in 2003 and 2002 and some tax related services in 2002.

The Company’s Audit Committee has concluded that the provision of services covered under the caption All Other Fees is compatible with Grant Thornton LLP maintaining its independence. None of the hours expended on Grant Thornton’s engagement to audit the consolidated financial statements for the year ended December 31, 2003, were attributed to work performed by persons other than Grant Thornton’s full-time, permanent employees.

Stockholder Proposals

It is anticipated that the Company’s Annual Meeting in 2005 will be held on May 10, 2005 and any stockholder who intends to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to the Company’s principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by the Company not later than November 30, 2004. The Company will have discretionary authority to vote proxies on matters at the 2004 annual meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Company’s Bylaws for such matters. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2005 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters

The Board of Directors is not aware of any other business to be presented for action by the stockholders at the 2004 Annual Meeting other than those matters described in this proxy statement and matters incident to the conduct of the 2004 Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

Miscellaneous

Individuals who have an interest in communicating with the Board of Directors or the non-management members of the Board of Directors may do so by directing the communication to the “Board of Directors” or “Lead Director”. The Lead Director is the presiding director for non-management sessions of the Board of Directors. Any communications should be sent to the following address: Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.

The Company’s 2003 Annual Report to Stockholders (the “Annual Report”), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY RUEDISUELI

Mary Kay Ruedisueli
Secretary

Troy, Michigan

April 29, 2004

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Michael W. Carrie, Chief Financial Officer, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.

FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
Troy, Michigan 48098

REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
JUNE 1, 2004

The undersigned hereby constitutes and appoints Michael W. Carrie and Robert O. Rondeau, Jr., and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on June 1, 2004 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

(1)	The election of Directors: Thomas J. Hammond, Mark T. Hammond, Kirstin A. Hammond, Charles Bazzy, Michael Lucci, Sr., Frank D’Angelo, and Robert W. DeWitt.

[ ] FOR all nominees listed above (except as marked to the contrary below).	[ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2003, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

APPENDIX A

Nominating/ Corporate Governance Committee Charter

Purpose

The Nominating/ Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibility.

The primary purpose and responsibilities of the committee are to:

•	Identify individuals who are qualified to become Board members for the Company;

•	Recommend to the Board the selection of individuals who are qualified to serve as Board members;

•	Develop corporate governance principles applicable to the Company and to govern the conduct of the Board and its members; and

•	Oversee the evaluation of the Board and its members.

Membership

The members of the Committee shall consist of no fewer than two members. Each member of the Committee shall meet the listing standards of the New York Stock Exchange relating to independence and all other applicable legal requirements. Members shall be appointed and removed by the Board. The members of the Committee shall appoint the Chairman of the Committee.

Each member shall promptly inform the Committee of any facts or any change in circumstances that disqualifies, or has the potential to disqualify, the member from service on the Committee.

The Committee shall annually review and confirm the qualifications of its members as described in this Charter. The subsequent failure of a Committee member to satisfy the independence requirement during the year shall not invalidate any action of the Committee taken prior to becoming aware of such failure.

Meetings

The Committee shall meet at least two times annually, or more frequently as needed as determined by the Chairman, the Chairman of the Committee, or the Chief Executive Officer.

Functions

The Committee shall have the responsibility to:

1.	Develop and recommend criteria for the selection of new directors to the Board, including but not limited to the assessment of the absence or presence of material relationships with the Company or others which may impair independence and objectivity, as well as consideration of diversity, skills, experience, time available in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time.

2.	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

3.	Fill vacancies as the need arises and actively seek individuals qualified to become Board members for recommendation to the Board.

4.	Consider unsolicited nominations for Board membership in accordance with guidelines developed by the Committee and all other applicable legal requirements.

5.	Review and recommend, on an annual basis, director compensation and benefits.

6.	Review and assess the adequacy, on an annual basis, of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines of the Company, and recommend any proposed changes to the Board for approval.

7.	Recommend to the entire Board, at least annually, a process for evaluating the performance of the Board.

8.	Make reports to the Board when the Committee deems it appropriate or upon request of the Board.

9.	Review, on an annual basis, its own performance.

10.	In addition to the functions described above, the Committee will perform such other functions as necessary or appropriate under law, the Company’s articles of incorporation or by-laws, and the resolutions and other directives of the Board.

The duties and responsibilities of a member of the Committee are in addition to those duties generally pertaining to a member of the Board.

Other

1.	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other terms. The engagement of any such search firm shall be at the Company’s expense.

2.	The Committee, and each member of the Committee in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or Flagstar Bank, fsb, whom such member believes to be reliable and competent in the matters presented, and/or (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

APPENDIX B

Corporate Governance Guidelines

These Guidelines have been adopted by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”) to assist the Board in the exercise of its responsibilities and duties. These Guidelines demonstrate the Board’s commitment to monitor the effectiveness of policy making and decision making by both the Board and Company management, with a view to enhancing stockholder value over the long term. The Board of Directors of Flagstar Bank, FSB has adopted policies parallel to these guidelines insofar as applicable to the governance of that Board.

Board Composition

Board Size

The Board presently has 11 members. The number of directors on the Board is established by the Company’s charter. The Board considers its size in light of the availability of qualified directors, the requirements and duties imposed on directors, and the issues facing the Board from time to time.

Director Qualifications

The Board of the Company will have at least a majority of outside directors who, in the business judgment of the Board, meet the criteria for independence required by the New York Stock Exchange for continued listing and other legal requirements.

Director Selection

The Nominating/ Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of members of the Board. This review will include assessment of the absence or presence of material relationships with the Company or others which might impair independence and objectivity, as well as consideration of diversity, skills, experience, time available in the context of the needs of the Board and the Company, and such other criteria as the Nominating/ Corporate Governance Committee shall determine to be relevant at the time. After such reviews, the Nominating/ Corporate Governance Committee will recommend to the full Board the slate of directors to be nominated for election at the annual meeting of stockholders. Nominations to the Board may also be submitted to the Nominating/ Corporate Governance Committee by the Company’s stockholders.

Term Limits and Retirement Policy

The Board does not believe it should establish term limits or a maximum age of a director or a retirement policy at this time because it would risk losing the insight and contribution of directors who understand the Company’s interests and have demonstrated such contribution over a period of time. However, the Board believes it is important to monitor and evaluate overall Board performance on a regular and annual basis.

Change in Principal Occupation

Any director whose principal occupation or business association has changed substantially from the time he or she was elected to the Board will review and consult about the change with the Chairman and the Chairman of the Nominating/ Corporate Governance Committee. The Nominating/ Corporate Governance Committee will recommend to the Board whether continued service on the Board is appropriate.

Board Committees

Number of Committees

The Company will at all times have an Audit Committee, a Compensation Committee and a Nominating/ Corporate Governance Committee. All of the members of these committees will be independent directors under the criteria established by the New York Stock Exchange and/or the Securities and Exchange Commission or other regulatory agency or agencies having jurisdiction over the activities of the Company. The Board will have such additional standing, temporary and subcommittees as may be appropriate from time to time.

Charters

The Audit Committee, Compensation Committee, and the Nominating/ Corporate Governance Committee will each have its own written charter. The charters in general will set forth the purposes, goals, and responsibilities of the committees. The charters will also provide that each committee will annually evaluate its performance. The charters will be made available on the Company’s website.

Assignment and Rotation

All directors will be polled as to their preferences prior to any assignment to a committee of the Board. In general, committee chairs and committee members should rotate periodically, but the Board believes that such rotation may not occur due to the needs of the Company and qualifications of the directors to serve on a committee.

Board and Director Responsibility

General

The primary responsibility of the Board is to exercise oversight of the Company’s management and to represent the interests of all Company stockholders. Each director is responsible for exercising his or her own business judgment in good faith by acting in what that director believes to be in the best interests of the Company and its stockholders, with due regard to the regulatory relationship between holding companies and depository institutions.

Meeting Attendance

The Board desires that directors attend all Board meetings. Notwithstanding, the Board expects that each director will attend at least 75% of all Board meetings, and meetings of committees on which they serve. The Board recognizes that due to scheduling conflicts or unforeseen circumstances 100% percent attendance may not be attainable.

Meeting Preparation

To prepare for meetings of the Board or any of its committees, directors are expected to review in advance all materials that are provided to directors for the respective meetings.

Other Directorships

Because holding directorships in other public companies could compromise a director’s independence or create disclosable conflicts of interest, directors are expected to notify the Chairman of the Board and the chair of the Nominating/ Corporate Governance Committee when considering an appointment or nomination to, and promptly advise upon accepting, any other public company directorship or any assignment to the audit committee or compensation committee of the Board of Directors of any public company of which such director is a member.

Confidentiality of Information

In order to facilitate open discussion, the Board believes that maintaining confidentiality of Company information and Board and committee deliberations is critical.

Conflicts of Interest

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. The Company annually solicits information from Directors in order to monitor potential conflicts of interest and Directors are expected to be mindful of their fiduciary obligations to the Company. In the event of a situation involving a potential conflict of interest, directors are encouraged to seek advice from the Company’s legal department. Directors are expected to recuse themselves and not participate in the discussion or vote on any matter presented at a Board meeting if they believe that they have personal interests or a conflict of interests.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics applies to members of the Board, as well as Company officers, employees, agents, consultants, and others, when they are representing or acting for the Company. The Board expects all directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the Company’s policies. Any waiver of the Code of Business Conduct and Ethics for a director or executive officer may be granted only by the Board or the appropriate Board committee and must be promptly disclosed to the stockholders.

Board and Committee Meetings

Board Meetings

The Board ordinarily holds 12 meetings each year. Additional meetings will be held when necessary or appropriate. The meetings will ordinarily be held on the third Tuesday of each month.

Advance Distribution of Materials

The Board believes that for a meaningful discussion of topics to be discussed at a meeting, directors should have materials on such topics sufficiently in advance of the meeting. Therefore, when practicable, directors will receive, prior to any meeting, information necessary to inform the directors about the Company’s business performance and prospects, and recommendations for action by the Board.

Committee Meetings

Chairpersons of the various committees, in consultation with their committee members, determine the frequency and length of committee meetings. The Chairperson of each committee establishes the agenda for each committee meeting. Committee members and other directors may suggest the addition of any matter to the agenda for any committee meeting upon reasonable notice to the Committee Chairperson.

Executive Sessions of Non-Management Directors; Lead Director

To promote open discussion among the non-management directors (i.e., directors who are not also employees of the Company), the non-management directors will meet in an executive session at least four times per year. No employee of the Company may attend or participate in such executive sessions. The lead non-management director (“Lead Director”), who will be designated annually by the Board, will chair these meetings. The Lead Director will establish and distribute an agenda for each such meeting. The Lead Director will not have a formal by-law title, and will not receive additional compensation for acting as Lead Director.

Regular Attendance of Non-Directors at Board Meetings

The Board welcomes regular attendance at each Board meeting by senior management of the Company. Attendance by such managers shall be as mandated by the Chairman and otherwise as determined in the discretion of the Chief Executive Officer. The Chairman, or Committee Chair, as applicable, may direct the Chief Executive Officer of any required changes in this regard.

Other

Board Interaction with Institutional Investors, Peers, Customers, etc.

The Board believes that, under ordinary circumstances, only executive management speaks for the Company and only the Chairman speaks for the Board. Directors may, from time to time, meet or communicate with various constituencies that are involved with the Company. It is expected that directors would do this with the prior knowledge of executive management and, in most instances, at the request of the Chief Executive Officer or Chairman.

Director Access to Management

Directors shall have full and free access to management and other employees of the Company. In addition, the Board and each committee have full and free access, when necessary and appropriate, to the Company’s outside advisors.

Compensation

The form and amount of director compensation will be determined by the Nominating/ Corporate Governance Committee in accordance with the policies and principles set forth in its charter. The Nominating/ Corporate Governance Committee will conduct an annual review of the director compensation.

The Company’s director compensation program will be structured to align the interests of Board members and executives with those of stockholders and to attract and retain director talent of the highest quality.

Director Orientation/ Education

The Board of Directors is committed to training new directors and providing continuing education for existing directors, including presentations by management on the Company’s strategic plans, its significant financial, accounting, and risk management issues, its compliance programs, its management structure and executive officers and its internal and independent auditors.

Management Succession

The Chief Executive Officer and the Nominating/ Corporate Governance Committee shall review succession planning on an annual basis with the Board, including succession plans for the Chief Executive Officer.

Annual Evaluation

Each director will participate in an annual performance evaluation of the Board and its committees on which he or she serves at least annually to determine whether the Board and its committees are functioning effectively. The Nominating/ Corporate Governance Committee will coordinate the process for the evaluations of the Board and its committees.

Guidelines Subject to Annual Review

These guidelines will be subject to an annual review, first by the Nominating/ Corporate Governance Committee, and then the full Board to assure that they are in accordance with sound corporate governance. If changes are needed, they will be recommended by that committee for review and possible approval by the Board. Waivers of these guidelines are subject to disclosure and other provisions of the Securities Exchange Act of 1934, the rule promulgated thereunder and the applicable rules of the New York Stock Exchange. As a result, waivers of these guidelines should be reviewed and approved by the full Board.

APPENDIX C

Compensation Committee Charter

Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibility. The primary purpose and responsibilities of the Committee are to:

•	Review and approve corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation;

•	Evaluate the CEO’s performance in light of those goals and objectives;

•	Determine and approve the CEO’s compensation level based on this evaluation; and

•	Make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans; and

•	Produce a report on executive compensation as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Membership

The members of the Committee shall consist of at least two members. Each member of the Committee must qualify as independent under the listing standards of the New York Stock Exchange and must satisfy all other applicable legal and regulatory requirements for membership. Members shall be appointed and removed by the Board. The members of the Committee shall appoint the chairman of the Committee.

Each member shall promptly inform the Committee of any facts or any change in circumstances that disqualifies, or has the potential to disqualify, the member from service on the Committee.

The Committee shall annually review and confirm the qualifications of its members as described in this Charter. The subsequent failure of a Committee member to satisfy the independence requirement during the year shall not invalidate any action of the Committee taken prior to becoming aware of such failure.

Meetings

The Committee shall meet at least two times annually, or more frequently as needed as determined by the Chairman of the Board or the chairman of the Committee.

Functions

In addition to the aforementioned, the Committee shall have the responsibility to:

1.	Establish the policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company, including the CEO.

2.	Serve as administrator of the Company’s 1997 Incentive Compensation Plan and any other compensation plan as designated by the Board.

3.	Consider and make recommendations to the Board on matters relating to the organization and succession of senior management as necessary.

4.	Annually review this charter and prepare updates as necessary for consideration and adoption by the Board.

5.	Provide advice and recommendations to the Board as necessary or appropriate with respect to incentive compensation plans, deferred compensation plans, executive retirement plans and equity-based plans.

6.	Form and delegate authority to subcommittees or to other committees of the Board when appropriate, provided that any such committees are composed solely of directors that satisfy the membership requirements of a member of the Committee.

7.	Make reports to the Board when the Committee deems it appropriate or upon request of the Board.

8.	Review, on an annual basis, its own performance.

9.	Perform such other functions as necessary or appropriate under law, the Company’s articles of incorporation or by-laws, or the resolutions or other directives of the Board.

The duties and responsibilities of a member of the Committee are in addition to those duties generally pertaining to a member of the Board.

Other.

1.	The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and shall have sole authority to approve the compensation consultant’s fees and other terms, at the Company’s expense.

2.	The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements or other information prepared or presented to them by (i) officers and other employees of the Company or Flagstar Bank, fsb, whom such member believes to be reliable and competent in the matters presented, and/or (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

APPENDIX D

Amended and Restated Audit Committee Charter

Purpose

The Board of Directors (“Board”) is the ultimate corporate governance body of Flagstar Bancorp, Inc. (“Company”). As such, the Board is charged with overseeing all material aspects of the Company’s operations. To assist the Board in performing its oversight role, and to help the Board meet its fiduciary duties to the stockholders of the Company, the Board has created an Audit Committee (“Committee”). For its part, the Committee is charged with assisting the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

The Committee’s main role includes a particular focus on the qualitative aspects of financial reporting. Accordingly, one of the Committee’s main responsibilities will be to coordinate and control the Company’s internal control procedures, as well as its procedures for periodically reviewing and assessing the effectiveness of its internal control procedures. Such internal control procedures include, but are not limited to, those designed to identify, manage, monitor, and ultimately account for and report on the business transactions and risks arising from the Company’s operating and non-operating activities. The Committee’s role will culminate with the annual preparation of the Company’s audited financial statements, which the Committee will recommend to the Board as provided herein.

Committee Membership

The Committee shall consist of three (3) or more members, and each such member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A-3(b)(1) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Every member of the Committee must be financially literate, or must become financially literate within a reasonable period of time after being appointed to the Committee, as determined by the Board in its business judgment. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. The Board shall use its best efforts to provide that at least one member of the Committee be an “audit committee financial expert” as defined by the Commission.

No member of the Committee shall simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve the Committee and the Board discloses this determination in the Company’s proxy statement.

Each member shall promptly inform the Committee of any facts or any change in circumstances that disqualifies, or has the potential to disqualify, the member from service on the Committee.

The Committee shall annually review and confirm the qualifications of its members as described in this Charter. The subsequent failure of a Committee member to satisfy the independence requirement during the year shall not invalidate any action of the Committee taken prior to becoming aware of such failure.

Structure

The Committee members shall be appointed by the Board, and, in making its decision, the Board should consider the recommendation of the Nominating/ Corporate Governance Committee. Each appointment shall be for a term of one year, but the Board may remove Committee members at any time by Board action. If a Committee member is removed or resigns from the Committee, he or she shall serve until a successor is appointed.

The Committee shall elect a chairperson annually, who shall create the agenda for Committee meetings and otherwise preside over Committee meetings. The chairperson may require officers and employees of the Company or the Company’s outside counsel or independent auditors to attend or participate in Committee meetings as appropriate.

Meetings

The Committee shall meet at least four times annually. Additional meetings shall be scheduled as considered necessary by the Committee chairperson. Further, the Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

Minutes of all meetings shall be recorded and maintained by the Committee. If deemed necessary by the Committee to comply with the procedures established by the Committee for handling complaints regarding accounting matters, any identifying information transcribed in the minutes of a Committee meeting shall be redacted.

Reporting to the Board

The Committee shall regularly report to the Board. The Committee shall review and discuss with the Board any issues arising with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the internal audit function and any other matters the Committee deems appropriate. Summaries of the minutes for all Committee meetings held between each Board meeting, separately identifying all unusually significant items, shall be made available to the Board at least one week prior to the next Board meeting held subsequent to such Committee meetings. In addition, the Committee will report to the Board as required by any other provisions of this charter.

Quorum

A majority of the appointed Committee members shall constitute a quorum and shall be able to conduct the Committee’s business.

Committee Expectations and Information Needs

The Committee shall communicate its expectations regarding the nature, timing, and extent of Committee information needs to management, internal auditors, and external parties including independent auditors.

Any required materials shall be received from management, internal auditors and independent auditors prior to the scheduled meetings. Meetings will be conducted under the assumption that Board members have reviewed written materials in sufficient depth to participate in Committee and/or Board dialogue.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the Company’s independent auditor and shall pre-approve all auditing services and permitted non-auditing services, including all fees and terms, to be performed for the Company by its independent auditor, subject to any de minimis exceptions for non-audit services approved by the Committee prior to the completion of the audit. The Committee shall have the authority to delegate to one (1) or more members of the Committee the authority to grant pre-approvals of audit and permitted non-audit services, provided that such approval shall be presented to the full Committee at its next scheduled meeting.

The Committee shall be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

The Committee shall have the authority to retain outside legal, accounting or other advisors, including experts in particular areas of accounting, as it deems necessary. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any registered public accounting firm (as that term is defined by the Commission) engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

The Committee shall have the authority to: (i) conduct such studies, analyses, and evaluations necessary to perform the duties and fulfill its responsibilities; (ii) have full and independent access to officers or employees of the Company or the Company’s outside counsel or independent auditors, after first notifying the Chief Executive Officer or the Chief Financial Officer of the intention to interview; (iii) have full and independent access to Company financial and other information; and (iv) take or cause to be taken all necessary action in order to implement and carry out its responsibilities pursuant to this charter.

In accordance with the Committee’s purpose, the Committee shall perform the following, to the extent it deems necessary or appropriate:

     Disclosure Function

•	Prepare an annual report to be included in the Company’s annual proxy statement, as required by Item 7(e)(3) of Schedule 14A and Item 306 of Regulation S-K (or any successor regulations).

•	Review and discuss the annual audited financial statements and other financial information with management and the independent auditor, including disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Form 10-K, and recommend to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss the quarterly financial statements with management and the independent auditor prior to the filing of the Company’s Form 10-Q, including the results of the independent auditors’ review of the quarterly financial information.

     Disclosure Function (cont’d)

•	Review and discuss the Company’s earnings press releases (particularly the use of “pro forma”, or “adjusted” non-GAAP, information) and any financial information or earnings guidance provided to analysts and ratings agencies.

•	Review and discuss disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

•	Ensure that the Company disclose any non-audit services performed by the independent auditor and approved by the Committee in the Company’s next periodic report.

     Audit & Review Function

•	Ensure that the Company has an internal audit function.

•	Annually ensure receipt of the written disclosure and the letter from the independent auditor required by the Independence Standards Board’s “Standard Number 1”. Additionally, the Committee shall discuss with the independent auditor any relationships or services that may affect the independent auditor’s objectivity or independence. If the Committee is not satisfied with the independent auditor’s assurances of independence, it shall take appropriate action to ensure the independence of the independent auditor.

•	Obtain and review a report by the independent auditor at least annually describing: (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; (3) any steps taken to deal with any such issues; and (4) all relationships between the independent auditor and the Company.

•	Meet annually with the independent auditors, without management or others present, in order to assess the performance and ethical disposition of the financial and accounting management and the effectiveness and independence of the internal auditors.

•	Review and discuss with the independent auditors:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

•	other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

     Audit & Review Function (cont’d)

•	Regularly review and discuss with the independent auditor any audit problems or difficulties and management’s response to such problems or difficulties, including:

•	any restrictions on the scope of the independent auditor’s activities or on access to requested information;

•	any significant disagreements with management;

•	any accounting adjustments that were noted or proposed by the auditor but were not reflected on the Company’s financial statements (as immaterial or otherwise);

•	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

•	any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company; and

•	a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 relating to the conduct of the audit.

•	Annually evaluate the auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

•	Ensure that the lead partner of the independent auditor is rotated as required by law or regulation.

•	Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself and present its conclusions with respect to the independent auditor to the Board.

•	Review with the internal auditor and independent auditor the annual audit plans and quarterly review plans of each, including the degree of coordination and cooperation concerning the respective plans.

•	Inquire as to, and be satisfied with, the extent to which the planned audit scope can be relied upon to detect fraud or weaknesses in internal controls.

Risk Management Function

•	Ensure that the internal auditor periodically reports directly to the Committee. The Committee shall meet with the internal auditor and other key internal audit staff members at least annually, without other management present, to discuss the adequacy of resources for the internal audit function and the level of cooperation that the internal auditor receives from Company management.

•	Inquire of management, internal auditors, and independent auditors about the adequacy of the Company’s internal control procedures as a complete system, the discovery of any individually material gaps and/or failures in the Company’s internal control procedures and any special audit steps adopted in light of any material internal control deficiencies.

     Risk Management Function (cont’d)

•	Review and discuss the Company’s policies with respect to risk assessment and risk management, including any guidelines and policies governing the process by which the Chief Executive Officer and other senior management assess and manage the Company’s exposure to risk and any mechanisms the Company has in place to manage and assess its risk.

•	Meet periodically with those members of management responsible for Company risk assessment and risk management to understand and evaluate the Company’s risk assessment and risk management efforts.

•	Review and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Advise the internal and independent auditors, Chief Executive Officer, and Chief Financial Officer that the Committee expects to be immediately informed of any areas of Company operation that, consistent with the Committee’s purpose, require its special attention.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

•	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

•	Recommend hiring policies for employees or former employees of the independent auditors.

Financial Reporting Function

•	Inquire about the existence and substance of any significant accounting accruals, reserves, contingencies, and estimates made by management that have a material impact on the financial statements and determine the independent auditor’s opinions regarding the quality of all such items.

•	Inquire as to the independent auditor’s views about whether management’s choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles and practices are standard within the Company’s industry.

•	Inquire as to and review any material changes in the selection and/or application of accounting principles or financial presentations from the prior period and of the effect of such changes or any other changes on the Company’s financial statements.

•	Inquire of management and the independent auditors to ascertain whether there were any significant financial reporting issues that arose during the accounting period and, if so, how they were resolved.

•	Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Review the letter of management representations provided to the independent auditors and inquire of the independent auditors whether they encountered any difficulties in obtaining the letter or any specific representations therein.

     Financial Reporting Function (cont’d)

•	Discuss with management and the independent auditors the substance of any significant issues raised by in-house and outside legal counsel concerning litigation, contingencies, claims, or assessments and the manner in which those matters are reflected in, or excluded from, the Company’s financial statements.

•	Consider, together with the Board, whether the independent auditors should meet with the Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have.

•	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Prepare an annual report to be presented to the Board, to be delivered not later than 120 days after year-end and to include, at a minimum, the following representations:

•	that the Committee has reviewed and discussed the audited financial statements with management;

•	that the Committee has discussed with the independent auditors the matters required to be discussed by SAS No. 61, as may be modified or supplemented;

•	that the Committee has received the written disclosures and the letter from the independent accountants regarding the independence required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed such independence with the independent accountant;

•	that, based on the review and discussions referred to in the paragraphs above, the Committee recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Commission; and

•	that the individual Committee members, and the Committee in the aggregate, comply with the independence requirements set forth in this charter.

             The annual report may include other information that the Committee deems appropriate.

•	Prepare the annual report with the understanding that its representations will be used by the Board and the Company to comply with Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A as those regulations affect the Company.

     General Functions

•	The Committee shall annually evaluate its own performance.

•	The Committee shall assess and report to the Board on its compliance with this charter on an annual basis. The Nominating and Corporate Governance Committee shall consider the Committee’s report to the Board pursuant to this requirement to determine if changes to the Committee membership are appropriate.

•	The Committee shall review and reassess the adequacy of the audit committee charter on an annual basis and recommend to the Board any necessary changes to the charter.

     General Functions (cont’d)

•	The Committee shall conduct an appropriate review of all related party transactions that are individually in excess of $60,000 in order to ensure that such transactions are on terms that are materially similar to those that could be obtained in arm’s-length transactions with independent third parties or are otherwise fair to and in the best interests of the Company. Documentation of such review shall be maintained by the Committee.

Limitation of Audit Committee’s Role

The Committee has the powers and responsibilities set forth in this charter. It is not the Committee’s responsibility to plan and conduct audits or prepare, and certify to the accuracy and completeness of, the Company’s financial statements. These are the responsibilities of management and the independent accountants.

APPENDIX E

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of Flagstar Bancorp, Inc. and its subsidiaries (the “Company”).

All employees, officers and directors of the Company (referred to herein as “Employees”) are expected to comply fully with the requirements of this Code and to conduct themselves in a manner to avoid even the appearance of improper behavior. Moreover, Employees should take steps to assure that agents and representatives of the Company follow applicable requirements of this Code.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action.

Compliance With Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All Employees must respect and obey the laws of the cities and states in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company holds information and training sessions and/or distributes informational materials to promote compliance with laws, rules and regulations, including insider-trading laws.

Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation may arise when an Employee takes actions or has interests that may make it difficult for him or her (i) to follow all responsibilities placed upon him or her under this Code or (ii) to perform his or her Company work objectively and effectively.

It is almost always a conflict of interest for a Company Employee to work simultaneously for a competitor, customer or supplier, including work as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s legal department. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Insider Trading

Employees who have access to or knowledge of confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All nonpublic information about the Company or any public company should be considered confidential information. To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but may also be illegal. If you have any questions, please consult the Company’s Legal Department.

Corporate Opportunities

Loyalty

Employees are prohibited from taking for themselves personally opportunities that could benefit the Company and that are discovered through the use of corporate property, information or position. No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with the Company directly or indirectly. Employees owe a duty of loyalty to the Company. This includes a duty to advance the Company’s legitimate interests when the opportunity to do so arises, as well as the duty to protect all property and interests of the Company and to protect the Company from competitive disadvantage.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, or inducing an improper disclosure of such information by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and Employees. No Employee should take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Confidentiality

Employees must maintain the confidentiality within the Company of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the legal department or specifically required by applicable laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. Special confidentiality guidelines for nonpublic information of our consumer customers are contained in the Company’s policies and procedures. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

All Employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though minor incidental personal use may be permitted. Employees should consult with their supervisors in this regard.

The obligation of Employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, business processes, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Consumer Compliance and Fair Lending

The Company’s core business operations are impacted by a number of consumer protection laws and regulations such as the Truth in Lending Act, the Real Estate Settlement and Procedures Act, the Equal Credit Opportunity Act, as well as laws that prohibit discriminatory lending practices. In addition, the Company is subject to public interest laws and regulations such as the Community Reinvestment Act and the Bank Secrecy Act. A failure to comply with these laws and regulations can expose the Company to costly remedies imposed by our regulators, and to civil or criminal liability, litigation and the loss of customer goodwill.

Employees must fully comply with the laws and regulations applicable to their duties and responsibilities. The Company provides training, informational materials and designated compliance officers in all areas of operation to facilitate each Employee’s understanding of his or her compliance responsibilities. Employees should seek the advice of their compliance officer or manager with respect to any questions or to report incidents of noncompliance.

Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and in order to properly report its activities.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets shall not be maintained.

Many Employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor. Rules and guidelines are available from your supervisor or the Company’s legal department.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s legal department immediately.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation. Other waivers must be approved by an employee who is an Executive Director or above, of the Company in accordance with any applicable Company policy and must be promptly reported to the Company’s legal department.

Reporting Any Illegal or Unethical Behavior

Reporting

Any Employee who suspects or knows of violations of this Code, illegal or unethical business or workplace conduct by Employees, or has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to and should submit those concerns or complaints (anonymously, confidentially or otherwise) to the appropriate person or group of persons designated by the Company. If requested, such persons shall treat such submissions confidentially. More specifically, the following guidelines apply depending on the nature of the perceived unlawful act or unethical act:

Unlawful and/or Unethical Acts Involving Accounting, Auditing, or SEC Disclosure Matters

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Employee of the Company has concerns or complaints regarding any unlawful acts and/or any unethical act involving accounting, auditing, or SEC disclosure matters of the Company, then he or she should submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors. The Audit Committee will, subject to its duties arising under applicable investigative needs, laws, regulations, and legal proceedings, treat such submissions confidentially. Such submissions should be delivered through the Hotline at: 1-866-537-4643, or set forth in writing and be forwarded in a sealed envelope to the Chair of the Audit Committee, in care of the Corporate Secretary. The envelope should be labeled with a legend such as “To be opened by the Audit Committee only.” If an Employee would like to discuss any matter with the Audit Committee, the Employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.

Unlawful Acts and/or Unethical Acts Not Involving Accounting, Auditing, or SEC Disclosure Matters

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behaviors, and, when in doubt, about the best course of action in a particular situation. Any Employee who has a reasonable belief that an unlawful act and/or unethical act, which does not involve an accounting, auditing, or SEC disclosure matter, has occurred, or is about to occur should contact their supervisor or superiors. If the circumstances would not permit a report to such supervisor or superior, they may contact the Lead Director, the Chairman of the Audit Committee, or the Chairman of the Nominating/ Governance Committee (“Nominating Committee”) of the Company’s Board of Directors or the Corporate Secretary at the following address:

Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098

Any such concerns may be submitted in writing to the appropriate person anonymously, or may be delivered through the Hotline at 1-866-537-4643. Any non-anonymous submissions shall be kept confidential, subject to the Company’s need to conduct an internal investigation, or compliance with applicable law, regulation or legal proceedings.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal conduct or conduct that is unethical under Company policy.

Communications With Non-Management Members of the Board of Directors

An Employee or other interested party who has an interest in communicating with non-management members of the Board of Directors may do so by directing the communication to the Lead Director or the Chairman of the Nominating Committee. The Lead Director is the presiding director for non-management sessions of the Board of Directors.

Confidential messages for the Lead Director or the Chairman of the Nominating Committee, if different, may be delivered through the Hotline at: 1-866-537-4643 or through written correspondence made to:

Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every possible situation that may arise, Employees are encouraged to raise any questions regarding this Code or the enforcement of the Code to their appropriate supervisor, the Company’s legal department, Lead Director, Chairman of the Audit Committee, or Chairman of the Nominating/ Corporate Governance Committee.

Special Ethics Obligations for Employees With Financial Reporting Responsibilities

As a public company, it is critical that the Company’s filing with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, Employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all Employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

All Employees bear a special responsibility for promoting integrity throughout the Company. The President and Chief Executive Officer, the Chief Financial Officer and all those persons acting in a similar capacity (collectively, the “Senior Financial Officers”) have a special role to adhere to these principles and to ensure that the Company’s corporate culture ensures the fair and timely reporting of the Company’s financial results and condition.

Because of this special role, the Company’s Senior Financial Officers are bound by the following Senior Financial Officer Code of Ethics, and by signing the Certificate of Compliance attached to this Code, each agrees that he or she will:

(a)	act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

(b)	provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

(c)	comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

(d)	act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be impaired; and

(e)	promptly report to the Company’s legal department or a member of the Audit Committee of the Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code or the Senior Financial Officer Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment. If any Employee believes that a violation of the Senior Financial Officer Code of Ethics has occurred, he or she should contact the Company’s legal department or the Chairman of the Board’s Audit Committee.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	FLAGSTAR BANCORP, INC.

REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
JUNE 1, 2004

     The undersigned hereby constitutes and appoints Michael W. Carrie and Robert O. Rondeau, Jr., and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on June 1, 2004 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

With-
		For	hold
1.	The Election of Directors:	☐	☐

Thomas J. Hammond, Mark T. Hammond, Kirstin A. Hammond, Charles Bazzy, Michael Lucci, Sr., Frank D’Angelo, and Robert W. DeWitt.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.

2.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2003, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

/\ Detach above card, sign, date and mail in postage paid envelope provided. /\

FLAGSTAR BANCORP, INC.
5151 Corporate Dr. • Troy, Michigan 48098

     PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.